UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ENDWAVE CORPORATION
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May 13, 2011

Dear Fellow Endwave Stockholder:

Enclosed is a notice and proxy statement for a special meeting of Endwave stockholders to vote on the proposed merger of Endwave and GigOptix. The meeting is scheduled for June 17, 2011 and will be held at the Endwave headquarters in San Jose, CA.

In deciding whether to vote for the proposed merger, I would ask you to keep the following in mind:

•	The Endwave Board of Directors unanimously recommends that you vote FOR the adoption of the merger agreement.

•

As explained in the “Background of the Merger” section of the proxy statement, the Endwave Board of Directors conducted a thorough investigation of multiple potential strategic directions for Endwave, including remaining as a stand-alone company, before concluding that the merger with GigOptix was the best alternative for Endwave’s stockholders.

•

We believe that the combination of the two companies will create an industry leading supplier of high frequency and high speed electronic components to support the current and future needs of telecom and datacom industry OEMs to fill the growing demand for high capacity telephony and data networks.

•

We believe that the combined company will have the financial and operational scale needed to effectively serve its target markets and to support the overhead costs associated with being a publicly-traded company.

•

Every proxy vote is important because a failure to vote or a “broker non-vote” equals a vote against the merger. In order for the merger to be approved, we must achieve a majority vote of all outstanding shares and any share that is not voted for the adoption of the merger agreement will be counted as a vote against the merger.

You can easily vote your shares either by regular mail, the Internet or by phone. Please consult the enclosed material for details. Thank you in advance for your attention to this matter.

Regards,

/s/ John J. Mikulsky

John J. Mikulsky

President and Chief Executive Officer